Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Shareholders and Board of Trustees of
CNI Charter Funds:

We consent to the incorporation by reference, in this registration statement, of our reports dated November 15, 2005 on the statements of net assets of the CNI Charter Funds, comprised of the Large Cap Value Equity Fund, the Large Cap Growth Equity Fund, the RCB Small Cap Value Fund, the Technology Growth Fund, the Corporate Bond Fund, the Government Bond Fund, the California Tax Exempt Bond Fund, the High Yield Bond Fund, the Prime Money Market Fund, the Government Money Market Fund and the California Tax Exempt Money Market Fund, collectively, "the Funds", as of September 30, 2005, and the related statements of operations and changes in net assets, and financial highlights for the year then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.


/s/ KPMG LLP



Los Angeles, California
January 27, 2006